EXHIBIT 15



The Louisiana Land and Exploration Company
New Orleans, Louisiana

Gentlemen:


     Re: Registration Statement on Form S-8 relating to 250,000 shares of capital stock and an indeterminate number of participations to be registered for The LL&E Savings Plan


With respect to the above-referenced Registration Statement, we acknowledge our awareness of the use of our reports dated
May 6, 1994 and August 9, 1994, incorporated herein by reference related to our reviews of interim financial information.

Pursuant to Rule 436(c) under the Securities Act, such reports are not considered a part of a Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

                                   Very truly yours,

                                   /s/ KPMG Peat Marwick LLP

                                   KPMG Peat Marwick LLP

New Orleans, Louisiana
October 25, 1994